Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-128293, 333-152815, and 333-195955) on Form S-8 and in Registration Statements (No. 333-181817 and 333-206663) on Form S-3 of Orchids Paper Products Company of our report dated April 5, 2019 relating to our audit of the consolidated financial statements and the financial statement schedules, which appear in the Annual Report on Form 10-K of Orchids Paper Products Company for the year ended December 31, 2018. Our report dated April 5, 2019, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to Orchids Paper Products Company's ability to continue as a going concern.

/s/ HoganTaylor LLP

Tulsa, Oklahoma

April 5, 2019